                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934





                                GORMAN RUPP CO.
                               ----------------
                                (Name of Issuer)



                        COMMON SHARES WITHOUT PAR VALUE
                        -------------------------------
                         (Title of Class of Securities)


                                   383082104
                                 --------------
                                 (Cusip Number)


                              DECEMBER 31, 1997
                             -------------------
                                    (Date)


Check the following if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                      (Continued on the following page(s)

                                  SCHEDULE 13G

 CUSIP NO. 383082104

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSONS                                                                         |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                                                |
|     | 31-0738296                                                                                        |
|     | BANC ONE CORPORATION                                                                              |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                             ----- |
|     |                                                                                         (b) [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |  OHIO                                                                                             |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |  462,109                                                        |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |  -0-                                                            |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |  377,398                                                        |
|                               |-------|-----------------------------------------------------------------|
|             PERSON            |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                                                                 |
|              WITH             |       |  84,711                                                         |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |  462,109                                                                                          |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                         |
|     | SHARES (See Instructions)                                                                   [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     |   5.37%                                                                                           |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (See Instructions)                                                       |
|     |                                                                                                   |
|     |   HC                                                                                              |
-----------------------------------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON  D.C.  20549

                                  SCHEDULE 13G

                 Under the Securities and Exchange Act of 1934

                               (Amendment No.  )

ITEM 1 (A).  NAME OF ISSUER:

   GORMAN RUPP CO.
-----------------------------------------------------------------------------


ITEM 1 (B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         305 BOWMAN ST.
-----------------------------------------------------------------------------
         MANSFIELD, OH 44903
-----------------------------------------------------------------------------


ITEM 2 (A).  NAME OF PERSON FILING:

         BANC ONE CORPORATION
-----------------------------------------------------------------------------


ITEM 2 (B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE RESIDENCE:

         100 East Broad Street
-----------------------------------------------------------------------------
         Columbus, Ohio 43271-0156
-----------------------------------------------------------------------------


ITEM 2 (C).   CITIZENSHIP

Not Applicable
-----------------------------------------------------------------------------


ITEM 2 (D).  TITLE OF CLASS OF SECURITIES:

COMMON SHARES WITHOUT PAR VALUE
-----------------------------------------------------------------------------


ITEM 2 (E).  CUSIP NUMBER:

           383082104
-----------------------------------------------------------------------------


ITEM 3.


This statement is filed pursuant to Rule 13d-1(c)
-----------------------------------------------------------------------------


ITEM 4.  OWNERSHIP:

         This beneficial ownership by BANC ONE CORPORATION with respect to
         -----------------------------------------------------------------
         common shares of   GORMAN RUPP CO.
         -----------------------------------

          (a)  Amount beneficially owned:                                         462,109
                                                                            ---------------------
          (b)  Percent of class:                                                         %
                                                                            ---------------------
          (c)  Number of shares as to which such person has:

              (i) Sole power to vote or to direct the vote                               462,109
                                                                                         --------
             (ii) Shared power to vote or to direct the vote                                -0-
                                                                                         --------
            (iii) Sole power to dispose or to direct the disposition of                  377,398
                                                                                         --------
             (iv) Shared power to dispose or to direct the  disposition of                84,711
                                                                                         --------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not Applicable
          --------------

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not Applicable
          --------------

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
          PARENT HOLDING COMPANY:

          BANK ONE TRUST CO. NA
          ---------------------

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP:

          Not Applicable
          --------------

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable
          --------------


ITEM 10.  CERTIFICATION


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: FEBRUARY 11, 1998
      -----------------

                                            BANK ONE CORPORATION
                                        By:
                                            --------------------
                                            Brett D. Cambern
                                            Investment Compliance Officer